Shaw Fiberlink Memorandum of Understanding

                                    between:

                                 HOME BASE WORK
                                 SOLUTIONS LTD.

                                       And

                               SHAW FIBERLINK LTD.


This memorandum of Understanding (MOU) is entered into this 28th day of August, 1998, between Home Base Work Solutions Ltd., having offices at 131 Signature Court S.W., Calgary, Alberta, T3H 2V8 ("HBWS"), and Shaw FiberLink Ltd. having offices at 630 3rd Avenue S.W., Calgary, Alberta, T2P 4L4 ("SFL") and sets out the parties' intent and interim agreement as to the supply of services and development of a mutually beneficial business relationship. This document in and of itself does not constitute a legally binding agreement.

The parties agree as follows:

1)          Confidentiality

            This MOU, the subject matter hereof, and any confidential and proprietary information disclosed in connection with this MOU are each hereby designated as "Confidential Information" and shall be protected in accordance with the terms set out in "Agreement Not to Disclose Confidential Information" signed by both parties and dated August 28, 1998 (the "NDA"). All discussions currently underway are covered by such confidentiality.

2)          Strategic Planning

            HBWS will be responsible for all aspects of their business plans for the provision of the value added remote LAN service to their customers (the "Service").

            SFL will assist in market development, cooperative strategies and facilities planning.

3)          Network Management

            HBWS and Shaw will discuss network management to support their respective network activities including maintenance and provisioning of circuits. Each company will maintain its own network via its 24 x 7 network management centers.



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            HBWS  agrees  the  first  contact  point  for all  customer  service problems relating to the service will be HBWS and that SFL will only accept service escalations from HBWS, not directly from their end customers.

4)          Customer Service/Order Desk

            HBWS and SFL will discuss the customer service/order desk function and an appropriate order process model including the development and maintenance of an "On-Net" and "Near-Net" database and an appropriate RFQ process.

            Until this process is defined the SFL Customer Care Center in Calgary will process all orders.

5)          Service Provisioning

            SFL will be responsible for the provisioning of the cable modem service and the transparent LAN service. HBWS will be responsible for entering into the Service agreement directly with the customer and for providing their customer with the overall solution, which may including security software and hardware.

            SFL will contact the residential customer directly to facilitate the installation of the cable modem. All other end customer contact will be through HBWS.

6)          Network Backbone and Standards

            HBWS and SFL will discuss and agree to conform to common network architecture standards. This covers all network components including fiber and fiber deployment, electronics and test equipment procedures.

7)          The Services

            SFL shall provide to HBWS the following services;

            Cable Modem Service
            This shall constitute a service whereby Shaw will install a Hybrid Fiber/Coax (HFC) FX modem at HBWS's residential customer premise and transport the IP data from the residential customer premise to the Shaw network core. The residential customer premise interface will be Ethernet 10 base T. Shaw is not responsible for application or security software. It is understood that the cable modem service is on a shared transport medium and performance and throughout levels are not guaranteed.



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            The  cable  modem  is  provided  to HBWS as part of the fees for the cable modem service and shall remain the property of SFL. HBWS assumes the entire risk of loss, theft or damage to the cable modem due to any cause whatsoever and until the modem is returned to SFL.
            Upon   termination   of  any  cable  modem  service  HBWS  shall  be
            responsible to disconnect the modem at its customer=s premises and return the modem to SFL.

            Transparent LAN service
            This shall constitute a service whereby Shaw provides an Ethernet circuit from it=s network core to the Customer corporate location. This circuit will be used to transport the IP data collected from the cable modem service and deliver it to the customer=s corporate network/server. Shaw is responsible for the core routing of the data and delivery on the transparent LAN circuit. Shaw is not responsible for any application software, security software or servers. The corporate customer interface will be Ethernet 10 base T.

7)          Pricing and Commitment Levels

            This  agreement  is for a period of 12 months  from date of signing.
            HBWS agrees to acquire 2,000 cable modems from SFL during this period.

            Based on this commitment SFL agrees to provide cable modem service at a cost of $100.00 per residential customer premise. The modems must be acquired on a monthly basis with a minimum of 150 new orders being processed each month. The installation cost per modem will be $150.00 per residential customer premise.

            The pricing for the Transparent LAN services shall be based on SFL=s current price structure. SFL will sell this service to HBWS based on a 3% discount.

            HBWS agrees to sell the customer solution, including the cable modem service at a price no lower than SFL's "Remote LAN" service offering, currently priced at $150.00 per month per residential customer premise. SFL agrees that it will review this pricing on a regular basis with HBWS and adjust it if the market conditions demand a change.

This constitutes the understanding reached between Home Base Work Solutions Ltd. And Shaw FiberLink Ltd. We hereby agree to a business relationship based on the above, such relationship to be legally formalized in due course.


/s/ Robert C. Watson                            /s/ Ken MacLean
---------------------------------               ------------------------------
   Robert C. Watson, President                   Ken MacLean, President
     Shaw FiberLink Ltd.                         Home Base Work Solutions Ltd.


_________________________________                August 28/98
Date                                             Date